UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 29, 2011 (Date of earliest event reported: August 26, 2011)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 29, 2011, Energy Partners, Ltd. (“EPL” or the “Company”) issued a press release announcing that its Board of Directors has authorized a program for the repurchase of shares of its outstanding Common Stock for up to an aggregate cash purchase price of $20 million. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

The press released announced that the repurchase program will be executed in the open market on the New York Stock Exchange and in privately negotiated transactions. The Company would fund the stock repurchases out of its cash on hand. Based on EPL’s closing price on the NYSE of $12.26 per share on August 26, 2011, a $20 million buyback would represent approximately 4% of the Company’s 40.2 million outstanding shares of Common Stock.

The repurchased shares will be accumulated by the Company and held in treasury and could be used by the Company to provide available shares for possible resale in future public or private offerings and the Company’s employee benefit plans. The repurchases will be carried out in accordance with certain volume, timing and price constraints imposed by the Securities and Exchange Commission’s rules applicable to such transactions. The amount, timing and price of purchases will otherwise depend on market conditions and other factors.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press Release dated August 29, 2011 announcing common stock repurchase program of up to $20 million.

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2011

ENERGY PARTNERS, LTD.

By:	/s/ T.J. Thom
T.J. Thom
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release dated August 29, 2011 announcing common stock repurchase program of up to $20 million.

*	Furnished herewith

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